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                                                                      Exhibit 23

                          INDEPENDENT AUDITORS' CONSENT





The Board of Directors
Bowater Incorporated

We consent to the use of our report dated February 12, 1999, on the financial statements of Bowater Incorporated (the "Company") for the three-year period ended December 31, 1998, incorporated herein by reference, which report appears in the December 31, 1998, annual report on Form 10-K of Bowater Incorporated, and to our report dated June 4, 1999, on the financial statements of the Bowater Incorporated/Coated Papers and Pulp Division Hourly Employees' Savings Plan (the "Plan") for the two years ended December 31, 1998, incorporated herein by reference, which report appears in the December 31, 1998, annual report on Form 11-K of the Plan.



Greenville, South Carolina
July 28, 1999                                         KPMG Peat Marwick LLP